Exhibit 99.2

First Interstate BancSystem, Inc. Enters Definitive Agreement to Acquire Northwest Bancorporation, Inc. and Expand its Presence in the Pacific Northwest

Company Release – April 25, 2018

BILLINGS, Montana and SPOKANE, Washington— First Interstate BancSystem, Inc. (“First Interstate”) (NASDAQ: FIBK) and Northwest Bancorporation, Inc. (“Northwest”) (OTC Pink: NBCT) today announced that they have entered into a definitive agreement under which First Interstate, parent company of First Interstate Bank, will acquire Northwest, parent company of Inland Northwest Bank (“INB”), in an all-stock transaction valued at approximately $160.9 million in aggregate, or $21.03 per share. The transaction complements First Interstate’s footprint, which successfully expanded from the Mountain West to the Pacific Northwest with the completion of the Cascade Bancorp acquisition in May 2017, and provides First Interstate with a presence in several high-growth markets, including Spokane, Washington, Portland, Oregon and Coeur d’Alene, Idaho.

INB is a customer-focused community bank based in Spokane, Washington with $826.8 million of assets, $669.0 million in loans, $721.0 million in deposits and $81.7 million in shareholders’ equity with 20 banking offices across Washington, Idaho and Oregon. First Interstate intends to continue operating all 20 of the banking offices. After completion of the acquisition, First Interstate will have approximately $13.1 billion in total assets, $8.3 billion in total loans, $10.7 billion in total deposits, $1.5 billion in shareholders’ equity and 146 banking offices.

“We are very excited about this acquisition. Our partnership with INB supplements and accelerates our expansion into the Pacific Northwest. More importantly, we believe INB’s customer focus and community bank model align very well with our culture and approach to banking,” said Kevin Riley, First Interstate President and Chief Executive Officer. “Since expanding into Idaho, Oregon, and Washington in 2017, we have a tremendous respect and enthusiasm for these communities and markets. We’re eager to deepen our presence and build relationships with the clients who call these beautiful regions home,” continued Mr. Riley.

“INB’s growth and momentum spurred First Interstate’s interest in us, and, consequently, a tremendous opportunity for our combined company to expand our presence throughout the Pacific Northwest. First Interstate is the ideal partner because we share values about community banking and how we serve our employees, customers and communities,” said Russ Lee, President and Chief Executive Officer of Northwest. “We are confident that, together, we will deliver a high standard of excellence, continue to value our relationships in each of our communities, and generate strong returns for our shareholders, many of whom have supported INB since it was founded almost 30 years ago.”

Pursuant to the terms of the definitive merger agreement, Northwest shareholders will receive 0.516 shares of First Interstate Class A common stock in exchange for each share of Northwest common stock they hold. The exchange ratio is fixed and the shares received by Northwest shareholders are expected to qualify as a tax-free exchange. Northwest shareholders will own approximately 6% of First Interstate once the transaction is complete.

First Interstate expects the transaction will result in annual earnings per share (EPS) accretion of 3% in 2019. First Interstate is expected to recover the minimal tangible book value dilution experienced in this transaction in under two years.

The boards of directors of each company have unanimously approved the transaction and the directors and executive officers of Northwest have entered into agreements with First Interstate, pursuant to which they have agreed to vote their shares of Northwest common stock in favor of the transaction.

First Interstate and Northwest expect to close the transaction late in the third or early in the fourth quarter of 2018, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the Northwest shareholders. It is anticipated that Inland Northwest Bank will be merged with and into First Interstate Bank in connection with the scheduled data processing conversion.

Sandler O’Neill & Partner, L.P. served as financial advisor and Luse Gorman, PC served as legal counsel to First Interstate. D.A. Davidson & Co. served as financial advisor and Witherspoon Kelley served as legal counsel to Northwest.

CONFERENCE CALL

First Interstate management will review additional information regarding the transaction in the conference call beginning at 11 a.m. Eastern Time on Thursday, April 26, 2018. The call may be accessed by dialing 1-877-507-0356. To participate via the Internet, log on to www.FIBK.com. A replay will be available approximately one hour after the end of the conference call by dialing 1-877-344-7529. The conference ID is 10118682. The call will also be archived on First Interstate’s website, www.FIBK.com. Additionally, a presentation with information about this transaction can be accessed on the Webcasts and Presentations page of the Company’s investor relations website.

About First Interstate BancSystem, Inc. and First Interstate Bank

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $12.3 billion in assets as of March 31, 2018. It is the parent company of First Interstate Bank, a community bank operating over 120 banking offices, including online and mobile banking services, throughout Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. As a recognized leader in community banking services, First Interstate is driven by strong values, as well as a commitment to delivering a rewarding experience to its employees, strong returns to shareholders, exceptional products and services to its clients, and resources to the communities it serves.

About Northwest Bancorporation, Inc. and Inland Northwest Bank

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank, a state-chartered community bank that currently operates 20 offices across Washington, Idaho, and Oregon. INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations and agriculture-related operations, by providing a full line of commercial, retail, agricultural, and mortgage and private banking products and services. More information about INB can be found on its website at www.inb.com. The Company’s stock is quoted on the OTC Market’s Pink Marketplace under the symbol NBCT.

Cautionary Note Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about First Interstate’s or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the business combination transaction involving First Interstate and Northwest, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the possibility that the merger does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which First Interstate and Northwest operate; the ability to promptly and effectively integrate the businesses of First Interstate Bank and INB; the reaction of the companies’ customers, employees, and counterparties to the transaction; and the diversion of management time on merger-related issues.

These factors are not necessarily all of the factors that could cause First Interstate’s or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other unknown or unpredictable factors also could harm First Interstate’s or the combined company’s results.

All forward-looking statements attributable to First Interstate’s, Northwest’s, or the combined company’s or persons acting on First Interstate’s or Northwest’s behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and First Interstate and Northwest do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If First Interstate or Northwest update one or more forward-looking statements, no inference should be drawn that First Interstate or Northwest will make additional updates with respect to those or other forward-looking statements.

Additional Information about the Merger and Where to Find it

This communication is being made with respect to the proposed transaction involving First Interstate and Northwest. This material is not a solicitation of any vote or approval of the Northwest shareholders and is not a substitute for the proxy statement/prospectus or any other documents that Northwest may send to its shareholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed merger, First Interstate will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a proxy statement of Northwest and a prospectus of First Interstate, as well as other relevant documents concerning the proposed merger. Before making any voting or investment decisions, investors and shareholders are urged to read the Registration Statement and the proxy statement/prospectus regarding the proposed merger, as well as any other relevant documents filed with the SEC and any amendments or supplements to those documents, because they will contain important information. Northwest will mail the proxy statement/prospectus to its shareholders. Shareholders are also urged to carefully review and consider each of First Interstate’s public filings with the SEC, including, but not limited to, its Annual Reports on Form 10-K, its proxy statements, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Copies of the Registration Statement and proxy statement/prospectus and other filings incorporated by reference therein, as well as other filings containing information about First Interstate, may be obtained as they become available at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from First Interstate at www.fibk.com.

First Interstate and Northwest and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies of Northwest’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Interstate and their ownership of First Interstate common stock is set forth in the proxy statement for First Interstate’s 2018 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 16, 2018. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

First Interstate BancSystem, Inc.:

Marcy Mutch, Chief Financial Officer

406-255-5312

marcy.mutch@fib.com

or

Margie Morse, Investor Relations Officer

(406) 255-5053

investor.relations@fib.com

or

Northwest Bancorporation, Inc.:

Russell A. Lee, President and CEO

Holly A. Poquette, Chief Financial Officer

(509) 456-8888

nbct@inb.com